Exhibit 21
CF INDUSTRIES HOLDINGS, INC.
SUBSIDIARIES

Name of Subsidiary(1)	Jurisdiction of Incorporation or Organization	Percentage Held by CF(2)
Canadian Fertilizers Limited	Alberta, Canada
CF Chemicals, Ltd.	Canada
CF Fertilisers UK Group Limited	United Kingdom
CF Fertilisers UK Limited	United Kingdom
CF Global Holding Company LLC	Delaware
CF Industries (Barbados) SRL	Barbados
CF Industries Canada Investment ULC	Alberta, Canada
CF Industries Employee Services, LLC	Delaware
CF Industries Enterprises, Inc.	Delaware
CF Industries, Inc.	Delaware
CF Industries International Holdings Luxembourg S. à r. l.	Luxembourg
CF Industries Luxembourg S. à r. l.	Luxembourg
CF Industries Nitrogen, LLC	Delaware	88.6%
CF Industries Peru S.A.C.	Lima, Peru
CF Industries Sales, LLC	Delaware
CF Industries (UK) Limited	United Kingdom
CF Nitrogen Trinidad Limited	Trinidad and Tobago
CF Partners (Canada) LP	Alberta, Canada
CFK Holdings, Inc.	Delaware
Point Lisas Nitrogen Limited	Trinidad and Tobago	50%
Terra Environmental Technologies LLC	Delaware
Terra International (Canada) Inc.	Canada
Terra International (Oklahoma) LLC	Delaware	88.6%
Terra LP Holdings LLC	Delaware
Terra Nitrogen Company, L.P.	Delaware	75.321%
Terra Nitrogen GP Inc.	Delaware
Terra Nitrogen, Limited Partnership	Delaware	75.568%

(1) Inactive subsidiaries and subsidiaries in the process of liquidation/dissolution have been excluded.
(2) For less than wholly-owned entities, percentage held directly and/or indirectly by CF Industries Holdings, Inc. and/or subsidiaries.